Exhibit 10.39

PLACER SIERRA BANCSHARES

EXECUTIVE INCENTIVE PLAN

2004

I.	PURPOSE

Placer Sierra Bancshares and its wholly own subsidiary Placer Sierra Bank (the “Company”) is the sponsor of this Executive Incentive Plan (the “Plan”). The Company has designed the Plan to focus Placer Sierra Bank and its executive team on achieving the annual business plan for the Company in 2004. The Plan provides aggressive award opportunities and is intended to provide significant rewards to the Company’s executive team for exceptional corporate performance.

II.	APPROVAL AND ADMINISTRATION

The Plan has been approved for 2004 by the Boards of Directors of the Company and will be administered by the Executive Incentive Plan Committee (the “Incentive Committee”), which is comprised of the Chairman of the Company’s Compensation Committee, the Chairman and CEO of Placer Sierra Bancshares and the President and COO of Placer Sierra Bank. The Incentive Committee will recommend Plan Participants; Plan Performance Measures; Performance Measure Weights; Achievement Levels and corresponding Award Opportunities; and the Financial Thresholds (each as defined herein) to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for their approval as early in the Plan Year as possible. At the end of the Plan Year, the Incentive Committee will review achievements against Performance Measures and recommend Awards (as defined herein) to the Compensation Committee for its approval.

The Compensation Committee, at its sole discretion, will make interpretations and application of the Plan to the particular circumstances. The Compensation Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

III.	PLAN YEAR

The Plan is an annual plan adopted for the 2004 calendar year.

IV.	ELIGIBILITY

All Senior Placer Sierra Bank Executives (i.e., President & Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, and all other Executive Vice Presidents) are eligible for participation in the Plan. The Incentive Committee will review those eligible and recommend Participants to the Compensation Committee for their approval. The Incentive Committee may recommend other executives for participation in the Plan on an exception basis for approval by the Compensation Committee.

Placer Sierra Bancshares

2004 Executive Incentive Plan

V.	PARTICIPATION

An individual who has been selected for participation in the Plan by the Incentive Committee and approved by the Compensation Committee is a Plan participant.

VI.	FINANCIAL THRESHOLDS

In order for Awards to be made under the Plan, The Company must have reached its financial goals. The Incentive Committee shall recommend the level of financial performance at the beginning of the Plan Year for approval by the Compensation Committee. For 2004, the Incentive Committee recommends financial performance levels for the Company are as follows:

Year 2004 threshold GAAP earnings of $11,875,000

Year 2004 target GAAP earnings of $12,500,000

Year 2004 stretch GAAP earnings of $13,125,000

VII.	ACHIEVEMENT LEVELS AND OPPORTUNITIES

Achievement Levels and Award Opportunities for 2004 have been approved as shown on Exhibit A, I-V hereto and are expressed as a percentage of base salary. This assumes that GAAP earnings are achieved at various levels of the Company’s GAAP earnings for 2004 and illustrates the maximum Award Opportunity at each specified Achievement Level. Mathematical interpolation will be used to calculate Awards for Achievement between the levels established as shown on Exhibit A, I-V.

VIII.	AWARDS

Awards under the Plan will be determined by the Incentive Committee based upon achievement of Performance Measures and will be submitted to the Compensation Committee for approval.

For purposes of the Plan, base salary paid during the Plan Year will be used to calculate Awards. This will include base salary and annual leave pay but will not include any other kind of payment or compensation.

Awards for individuals who are Participants for less than a full Plan Year will be prorated using Participants actual base salary paid during the time of participation during the Plan Year. Awards for Participants who leave the Company during a Plan Year due to retirement, total and permanent disability, death or termination not-for-cause will be prorated using the same method.

To be eligible to receive an Award under the Plan, a Participant must have a performance descriptor of “Achieves Expectations” or better for 2004.

Placer Sierra Bancshares

2004 Executive Incentive Plan

IX.	ADJUSTMENTS

Performance Measures and Achievement Levels may be adjusted during the Plan Year only upon approval by the Compensation Committee, as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances.

X.	PAYMENT OF AWARDS

Awards will be paid as soon as administratively feasible, after review of Performance Measure Achievement Levels and approval by the Compensation Committee. To be eligible for Award payment, a participant must be an employee of the Company on the date that Awards are paid or have left the Company during the Plan Year due to retirement, total and permanent disability, death or termination not-for-cause.

Awards will be made through the payroll system, minus legally required and authorized deductions. Awards under the Plan will be considered eligible compensation or not as defined by each specific employee benefit plan for purposes of employee benefit calculations.

Placer Sierra Bancshares

2004 Executive Incentive Plan

XI.	NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable. In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, if not prohibited by law.

XII.	NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of the Company or any subsidiary of the Company and does not constitute any contract or agreement of employment or interfere in any way with the right the Company or any subsidiary of the Company has to terminate such person’s employment. The Company and each subsidiary of the Company is an “at will” employer and as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause.

XIII.	AMENDMENT OR TERMINATION OF THE PLAN

Placer Sierra Bancshares reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice.

Schedule to Exhibit 10.39

The following executive officers of Placer Sierra Bank are eligible for incentive compensation under the 2004 Executive Incentive Compensation Plan:

1.	Randall E. Reynoso, President and Chief Operating Officer
2.	James A. Sundquist, Executive Vice President and Chief Financial Officer
3.	Robert H. Muttera, Executive Vice President and Chief Credit Officer
4.	K. Lynn Matsuda, Executive Vice President and Director of Operations
5.	Kevin J. Barri, Executive Vice President, Retail Division Manager
6.	Ken E. Johnson, Executive Vice President and Director of Human Resources